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                                                                    Exhibit 10.3


                              EMPLOYMENT AGREEMENT


This EMPLOYMENT AGREEMENT, made and entered into with an "Effective Date" of December 10, 2001, by and between Thane International, Inc., a Delaware corporation (the "Corporation"), and Mark Taylor, an individual residing in Boca Raton, FL (the "Executive").

WITNESSETH THAT:

WHEREAS, the Executive and the Corporation entered into prior employment contracts ("Prior Contracts") pursuant to which the Executive was entitled to certain compensation and benefits;

WHEREAS, the Corporation desires to continue to employ the Executive in the capacity hereinafter stated, and the Executive desires to continue in the employ of the Corporation in such capacity for the period and on the terms and conditions set forth herein; and

WHEREAS, the execution and delivery of this Agreement is a new contract intended to completely supersede Prior Contracts;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

1. Employment Period. The Corporation hereby agrees to continue to employ the Executive as its President and COO and the Executive, in such capacity agrees to provide services to the Corporation for the period beginning on the Effective Date herein and ending on the third anniversary of the Effective Date plus four months (the "Employment Period").

2. Performance of Duties. The Executive agrees that during the Employment Period, while he is employed by the Corporation, he shall devote his full time, energies and talents exclusively to serving in the capacity of President and COO of the Corporation in the best interests of the Corporation, and to perform the duties assigned to him by the CEO and the Board of Directors of the Corporation (the "Board") to the best of his abilities; provided that, without the Corporation's consent (which consent shall not be unreasonably withheld), the Executive shall not:

          (a) serve as or be a consultant to or employee, officer, agent or director of any corporation, partnership or other entity other than the Corporation and its subsidiaries (other than civic, charitable, or other public service organizations); or

          (b) have more than a three percent (3%) ownership interest in any enterprise other than the Corporation if such ownership interest would have a material adverse effect upon the ability of the Executive to perform his duties hereunder.

3. Compensation. Subject to the terms and conditions of this Agreement, during the Employment Period, the Executive shall be compensated by the Corporation for his services as follows:


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          (a) He shall continue to receive his current salary from the Effective
Date through December 31, 2001. He shall receive, for each 12-consecutive month period beginning on January 1, 2002 and each anniversary thereof, a rate of salary that is not less than $327,500 per year, payable in substantially equal monthly or more frequent installments and subject to normal tax withholding. During the Employment Period the Executive's salary rate shall be reviewed by the Board on or before each anniversary of the Effective Date to determine whether an increase in his rate of compensation is appropriate, but shall, at a minimum, be increased 5% per annum.

          (b) He shall be eligible to receive incentive compensation payments and stock options as determined by the Board of Directors on substantially the same terms and conditions as other similarly situated executives of the Corporation.

          (c) He shall be a participant in any executive benefit plans maintained by the Corporation on substantially the same terms and conditions as other similarly situated executives of the Corporation, including but not limited to: group life insurance, group medical, long-term disability, vacation, sick days, educational assistance, attendance awards, and any other plans which may be adopted by the Corporation for its senior executives, excepting that Corporation shall pay 100% of the medical premium for Executive and his dependents.

          (d) He shall be reimbursed by the Corporation for all reasonable business, promotional, travel and entertainment expenses incurred or paid by him during the employment period in the performance of his services under this Agreement provided that the Executive furnishes to the Corporation appropriate documentation in a timely fashion required by the Internal Revenue Code in connection with such expenses and shall furnish such other documentation and accounting as the Corporation may from time to time reasonably request.

          (e) He shall receive bonus compensation for the year ended 2002 based on the bonus calculations as previously approved by the Board, except that Executive's personal bonus compensation shall be reduce by $37,500. Within three months from the close of each fiscal year, he shall receive Bonus Pool Compensation, based on one percent of the Corporation's domestic EBITDA over twenty-three million seven hundred thousand ($23,700,000) for the prior year, including the income of the Corporation's Reliant and Krane Products subsidiaries, and excluding Thane Direct and its subsidiaries. The Board may annually revise the amount of Bonus Pool Compensation for future years. Executive automatically forfeits the receipt of any and all Bonus Pool Compensation for any fiscal year if he terminates his employment for any reason prior to the end of that fiscal year.

          (f) The Corporation shall pay all dues owed with respect to a membership in a country club as mutually agreed by the Corporation's CEO and Executive.

          (g) He shall be provided with a Corporation vehicle during the Term herein of an approximate value of $75,000, including reimbursement for Executive's reasonable and necessary costs of all automobile insurance (liability or otherwise), fuel, lubricants and automobile maintenance and repair in connection with Corporation's vehicle hereunder.


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4.   Compensation Due Upon Termination. Except as otherwise provided under the executive benefit plans maintained by the Corporation in which the Executive participates in accordance with subparagraph 3(c), the Executive's right to compensation for periods after the date his employment with the Corporation terminates shall be determined in accordance with the following:

          (a) Discharge Without Cause. In the event the Corporation terminates the Executive's employment under this Agreement without cause (as defined in subparagraph 4(c)), the Executive shall be entitled to receive:

               (i) all payment of his salary (as of the date of termination) in accordance with the provisions of subparagraph 3(a) for the lesser of (a) twelve months or (b) the remainder of the Employment Period; and

               (ii) payment of any pro rata bonus compensation payments that otherwise would have been payable to the Executive under subparagraph 3(b) through the date his employment with the Corporation terminates.

          (b) Voluntary Resignation. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date on which the Executive's employment with the Corporation terminates due to the Executive's voluntary resignation.

          (c) Discharge for Cause. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the Executive's employment with the Corporation is terminated on account of the Executive's discharge for cause. For purposes of this subparagraph 4(c), the Executive shall be considered discharged for "cause" if he is discharged by the Corporation on account of the occurrence of one or more of the following events:

               (i) the Executive becomes habitually addicted to drugs or alcohol;

               (ii) the Executive discloses confidential information in violation of paragraph 5;

               (iii) the Executive engages in competition in violation of paragraph 6;

               (iv) the Corporation is directed by regulatory or governmental authorities to terminate the employment of the Executive or the Executive engages in a grossly negligent or willful manner in activities that cause actions to be taken by regulatory or governmental authorities that have a material adverse effect on the Corporation;

               (v) the Executive is indicted of a felony crime (other than a felony resulting from a traffic violation);

               (vi) the Executive flagrantly disregards his duties under this Agreement after (A) notice has been given to the Executive by the Board that it views the Executive to be flagrantly disregarding his duties under this Agreement and (B) the Executive has


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     been given a period of 10 days after such notice to cure such misconduct
     (provided that no such notice or cure period shall be required if Executive's disregard of his duties is willful and has materially and adversely affected the Corporation);

               (vii) any event of egregious misconduct involving serious moral turpitude to the extent that, in the reasonable judgment of the Board, the Executive's credibility and reputation no longer conform to the standard of the Corporation's executives; or

               (viii) the Executive commits an act of fraud against the Corporation or violates a duty of loyalty to the Corporation.

          (d) Disability. The Corporation shall have no obligation to make payments to the Executive in accordance with the provisions of paragraph 3 for periods after the date the Executive's employment with the Corporation terminates on account of disability. For purposes of this subparagraph 4(d), determination of whether the Executive is disabled shall be determined in accordance with the Corporation's long term disability plan and applicable law, except payments due and owing as of such date.

          (e) Death. The Corporation shall have no obligation to make payments to the Executive's estate in accordance with the provisions of paragraph 3 for periods after the date of the Executive's death, except payments due and owing as of such date.

5. Confidential Information. Except as may be required by the lawful order of a court or agency of competent jurisdiction, the Executive agrees to keep secret and confidential indefinitely all non-public information concerning the Corporation and its affiliates that was acquired by or disclosed to the Executive during the course of his employment by the Corporation or any of its affiliates, including information relating to customers (including, without limitation, credit history, repayment history, financial information and financial statements), costs, and operations, financial data and plans, whether past, current or planned and not to disclose the same, either directly or indirectly, to any other person, firm or business entity, or to use it in any way; provided, however, that the provisions of this paragraph 5 shall not apply to information that is in the public domain or that was disclosed to the Executive by independent third parties who were not bound by an obligation of confidentiality. The Executive further agrees that he shall not make any statement or disclosure that (a) would be prohibited by applicable Federal or state laws or (b) is intended or reasonably likely to be detrimental to, or disparaging of, the Corporation or any of its subsidiaries or affiliates.

6. Non-competition. The Executive and the Corporation agree that reasonable restrictions upon direct competition with the Corporation following termination of the Executive's employment with the Corporation are necessary to protect the business interests of the Corporation.

          (a) For purposes of this paragraph 6, the "Business" of the Corporation is defined as the design, production and distribution of television programs that are marketing or advertisement pieces ("infomercials") targeted at potential consumers of health, beauty, fitness and related home products, or other products as may be identified pursuant to paragraph 6(b)


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herein, with the objective of causing the television viewers to make purchases of the products featured in the television programs.

          (b) The extent of the Corporation's Business is limited to the actual and intended business of the Corporation, as demonstrated by books, records, contracts, advertising, strategic plans and financial and budget documents, created or relied upon during the Employment Period and as of the date the Executive leaves the employment of the Corporation.

          (c) The Executive and Corporation agree that for the period (the "Non-Competition Period") commencing on the Effective Date and ending on the third anniversary of the date hereof, unless the Executive is terminated without cause under paragraph 4(a), the Executive shall not serve as or be a consultant to or employee, officer, agent, director or owner of more than three percent (3%) of another corporation, partnership or other entity whose primary Business competes with the Corporation in Business (as defined in this paragraph 6).

          (d) That the nature of the television production business of the Corporation is interstate and international in scope, that the global scope of the business renders a global restriction reasonable and a more narrowly tailored geographic restriction insufficient to protect the legitimate business interests of the Corporation.

          (e) The Executive may engage in the design, production and distribution of infomercials other than those competing with the Business of the Corporation as defined in this paragraph 6 at any time following termination of employment with the Corporation.

         (f) The Executive may engage in design, production and distribution of infomercials competing with the Business of the Corporation as provided for in paragraph 6(a), after the Non-Competition Period.

7. Successors. This Agreement shall be binding on, and inure to the benefit of, the Corporation and its successors and assigns and any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Corporation's assets and business.

8. Nonalienation. The interests of the Executive under this Agreement are not subject to the claims of his creditors, other than the Corporation, and may not otherwise be voluntarily or involuntarily assigned, alienated or encumbered except to the Executive's estate upon his death.

9. Remedies. The Executive acknowledges that the Corporation would be irreparably injured by a violation of paragraphs 5 or 6, and agrees that the Corporation shall be entitled to an injunction restraining the Executive from any actual or threatened breach of paragraph 5 or 6, or to any other appropriate equitable remedy without bond or other security being required.

10. Waiver of Breach. The waiver by either the Corporation or the Executive of a breach of any provision of this Agreement shall not operate as or be deemed a waiver of any subsequent breach by either the Corporation or the Executive.


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11.  Notice. Any notice to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given when received or, when deposited in the U.S. mail, certified or registered mail, postage prepaid:

          (g)  to the Executive addressed as follows:

               Mark Taylor
               783 Toledo Drive
               Boca Raton, FL 33432

          (h)  to the Corporation addressed as follows:

               Thane International, Inc.
               Legal Department
               78-140 Calle Tampico, Ste. 207
               La Quinta, CA 92253


12. Amendment. This Agreement may be amended or canceled by mutual agreement of the parties in writing without the consent of any other person and no person, other than the parties thereto (and the Executive's estate upon his death), shall have any rights under or interest in this Agreement or the subject matter hereof.

13. Applicable Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of California.

14. Termination. All of the provisions of this Agreement shall terminate after the expiration of the Employment Period, except that paragraph 5 shall survive indefinitely, and paragraph 6 shall terminate upon the expiration of the Non-Competition Period.


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IN WITNESS WHEREOF, the Executive and the Corporation have executed this
Employment Agreement as of the Effective Date herein.


                                             Mark Taylor:

                                             /s/ Mark Taylor
                                             -----------------------------------


                                             Thane International, Inc.:

                                             /s/ William F. Hay
                                             -----------------------------------
                                             By: William F. Hay, CEO